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AMERICAN
  | GENERAL
  | FINANCIAL GROUP
2929 ALLEN PARKWAY (A40-04), HOUSTON, TEXAS 77019

                                                      PAULETTA P. COHN
                                                      DEPUTY GENERAL COUNSEL
                                                      Direct Line (713) 831-1230
                                                      FAX  (713) 620-3878
                                                      E-mail: pcohn@aglife.com

                              April 17, 2001



The American Franklin Life Insurance Company
2727-A Allen Parkway
Houston, TX  77019

Dear Ladies and Gentlemen:

As Deputy General Counsel of American General Life Companies, I have acted as counsel to The American Franklin Life Insurance Company (the "Company") in connection with the filing of Post-effective Amendment No. 10 to the Registration Statement on Form S-6, File Nos. 033-77470 and 811-06366 ("Registration Statement") for Separate Account VUL-2 ("Separate Account VUL-2") of the Company with the Securities and Exchange Commission. The Registration Statement relates to the issuance of EquiBuilder III (policy form No. T1735) flexible premium variable life insurance policies by the Company ("Policies"). Net premiums received under the Policies are allocated by the Company to Separate Account VUL-2 to the extent directed by owners of the Policies. Net premiums under other policies that may be issued by the Company may also be allocated to Separate Account VUL-2. The Policies are designed to provide retirement protection and are to be offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Policies will be sold only in jurisdictions authorizing such sales.

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company and all such other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein.
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American General Life Insurance Company
April 17, 2001
Page 2


Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. Separate Account VUL-2 was duly established and is maintained by the Company pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account VUL-2, are, in accordance with the Policies, credited to or charged against Separate Account VUL-2 without regard to other income, gains or losses of the Company.

3. Assets allocated to Separate Account VUL-2 will be owned by the Company. The Company is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account VUL-2 equal to the reserves and other Policy liabilities with respect to Separate Account VUL-2 will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of Separate Account VUL-2 in excess of such reserves and other Policy liabilities to the general account of the Company.

4. When issued and sold as described above, the Policies (including any units of Separate Account VUL-2 duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

The undersigned is a member of the bar of the State of Texas, and expresses no opinion as to matters not governed by the laws of the State of Texas or the United States federal law. To the extent that the opinions set forth relate to matters under the laws of any jurisdiction other than the State of Texas or the United States federal law, with your permission but without having made any independent investigation, we have assumed that the laws of Texas are substantially the same as the laws of any such other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5), Regulation S-K of the Securities Act of 1933 and I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Sincerely,

                                     /s/ PAULETTA P. COHN